                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective
Amendment No. 31 to the Registration Statement on Form N-1A ("Registration
Statement") of our report dated February 14, 2003, relating to the financial statements and financial highlights which appear in the December 31, 2002 Annual
Report to Shareholders of the Income & Growth Fund, Equity Growth Fund, Small
Company Fund, Global Gold Fund, Global Natural Resources Fund, and Utilities
Fund, which are also incorporated by reference into the Registration Statement.
We also consent to the references to us under the headings "Financial
Highlights", "Performance Information of Other Class", "Independent Accountants"
and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, MO
April 24, 2003